Exhibit 10.47

Managed Services Term Sheet (“Term Sheet”):

This Term Sheet shall be between NYIAX, Inc. (“NYIAX”) a Delaware Corporation with principal place of business at 900 Easton Ave. STE 26-1088 Somerset NJ 08873-1760; and PubMatic Inc., having its registered office at 3 Lagoon Drive, Suite 180, Redwood City, CA 94065 (“Company”) in order to utilize NYIAX (“Services”), which shall commence as of September 1, 2021 (“Effective Date”) NYIAX and Company shall also be known as Party individually or collectively the Parties within this Term Sheet.

1.	The initial term of this Term Sheet shall begin as of the Effective Date and shall continue indefinitely until terminated by either party upon thirty (30) days’ written notice (email being sufficient) to the non-terminating party.

2.	NYIAX Contract Management: Agency (a company which works on behalf of an Advertiser or any Intermediary of an Advertiser who works directly with an Agency) shall communicate all proposed campaign details and Terms and Conditions to NYIAX. These details will be provided to Company. Upon acceptance from Company and confirmation of acceptance from Agency, NYIAX shall supply an Advertising Contract (“Advertising Contract” means, the actual purchase or sale of publisher inventory, the serving of advertising inventory, or the processing of data related to advertising inventory for analysis, using the Services), which will contain all governing campaign details.

3.	Company shall provide specific publishers’ inventory (on behalf of publisher) for trade through NYIAX with delivery through the Company’s platform. Company shall perform their specific tasks in relation to publisher inventory and delivery of campaigns in their standard workman like manner as to any other user of the Company’s platform.

4.	NYIAX shall provide Contract Management, Reconciliation, Reporting, and Accounting Services, throughout the lifecycle of the Campaign. For this service NYIAX shall take a fee of reconciled Advertising Contract, where reconciled or reconciliation means the final impression volume and number used to generate invoicing and billing to the advertiser or the agency representing the advertiser. Company shall pay NYIAX their reconciled fee net 45 days after receipt of invoice of the campaign, where NYIAX shall invoice Company monthly.

5.	Reconciliation and Reporting: Company shall supply NYIAX with daily reporting. NYIAX shall provide a monthly reconciliation report, with details broken out by day, in alignment with the delivery reporting associated with the campaign. At a minimum, NYIAX shall provide Company with all necessary metrics in its reporting so that Company is able to properly determine if any disputes in reporting are present. If Company disputes details of the monthly reconciliation report, notice must be provided in writing within fifteen (15) business days of receipt of the monthly reconciliation report. If no dispute is filed by the Advertiser, NYIAX shall invoice Company. It is expected that the Company reporting will be utilized to generate the monthly reconciliation report and invoice.

6.	Accounting Services: Payment from Company shall be provided as per the terms and conditions of the Campaign. Company shall provide a point of contact for communications and accounting details.

NYIAX, Inc. Confidential

7.	For the sake of clarity, these terms shall not be precedential as related to future Term Sheets between the Parties.

8.	Confidentiality: The parties agree, and NYIAX agrees on behalf of the Agency, that the terms of this Term Sheet, as well as any other non-public information that either party or Agency provides to the other party or Agency under this Term Sheet that the recipient knew or reasonably should have known was confidential, are “Confidential Information.” Neither party will use the other party’s Confidential Information other than to exercise its rights and fulfill its obligations under this Term Sheet, and will not disclose to any third party Confidential Information, except to a party’s Representatives, who have a need to know and who are bound by confidentiality obligations at least as restrictive as those in this Term Sheet. “Representative” means a party’s affiliates, officers, employees, agents, and professional advisers. At its election, an Agency may share a copy of this Term Sheet with an Advertiser who has a need to know and who is bound by confidentiality obligations at least as restrictive as those in this Term Sheet. Notwithstanding any other provision in this Term Sheet, the receiving party will not have any confidentiality obligations under this Section 8 with respect to Confidential Information that: (a) was or becomes public through no fault of the receiving party; (b) is otherwise communicated to the receiving party free of any obligations of confidence; (c) the receiving party already knew, without any obligation of confidence; or (d) was independently developed by receiving party independently of and without reference to any information communicated by the disclosing party. The receiving party may also disclose Confidential Information to the extent required by a valid order of a court or other governmental body that has jurisdiction over the receiving party if, to the extent legally permissible, the receiving party: (y) promptly notifies the disclosing party of such legal request before making any disclosure; and (z) complies with the disclosing party’s reasonable requests to oppose or limit the disclosure (at no cost to the receiving party). If no such protective order or other remedy is sought or obtained pursuant to this Section 8, the receiving party may disclose only that portion of Confidential Information that it is legally required to disclose and will use reasonable efforts to ensure that the Confidential Information disclosed will be accorded confidential treatment. When this Term Sheet terminates or expires, each party will promptly return or destroy the other party’s Confidential Information except to the extent required to comply with law or pursuant to that party’s bona fide automatic backup procedures. This Section 8 will survive following the termination or expiration of this Term Sheet.

9.	Anti-Corruption: NYIAX agrees that it and the Agency will comply, and it will require that anyone acting on its or an Agency’s behalf comply, with all applicable anti-corruption laws and rules. That compliance will include, among other things, the following: NYIAX, the Agency, and anyone acting on its or an Agency’s behalf will not give, offer, agree to give, promise to give, or authorize the direct or indirect giving, of any money or other thing of value to anyone to induce or reward favorable action, forbearance from action, or the exercise of influence. NYIAX and the Agency agree to exercise due diligence to ascertain whether potential third parties involved with the performance of this Term Sheet are agencies or enterprises owned or controlled by government. NYIAX and the Agency further agree to ensure that its employees receive adequate training on legal requirements pertinent to engaging with agencies or enterprises owned or controlled by government. Notwithstanding any other provision of this Term Sheet, NYIAX and the Agency understand and agree that this Term Sheet may be terminated if NYIAX, the Agency, or anyone acting on the Agency’s behalf fails to comply with this provision.

NYIAX, Inc. Confidential

10.	Representations; Indemnification: Each party represents, warrants, and covenants that it has the right and authority to enter into the Term Sheet. NYIAX represents, warrants, and covenants that: (a) it has the authority to bind the Agency to the terms of this Term Sheet as set forth in this Term Sheet; (b) NYIAX, or the Agency, is the authorized agent of each Advertiser and has the authority to make all decisions for that Advertiser related to this Term Sheet; (c) NYIAX and the Agency will comply with all applicable laws, rules, contracts, and regulations, including any applicable disclosure laws; and (d) NYIAX and the Agency will act in accordance with any legal and fiduciary duties applicable to them as an agent of an Advertiser. Each party will indemnify, defend, and hold harmless the other party from all third-party claims, whether actual or alleged, that arise out of or in connection with any breach or alleged breach of any of such party’s representations and warranties in this Term Sheet.

11.	Disclaimers; Limitation of Liability: THE PARTIES PLATFORMS ARE PROVIDED AS AN “AS IS” SERVICE. EACH PARTY DISCLAIMS ALL IMPLIED AND STATUTORY WARRANTIES, INCLUDING FOR NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR ANY PARTICULAR PURPOSE. TO THE FULLEST EXTENT PERMITTED BY LAW, REGARDLESS OF THE THEORY OR TYPE OF CLAIM NEITHER PARTY MAY BE HELD LIABLE UNDER THIS TERM SHEET OR ARISING OUT OF OR RELATED TO PERFORMANCE OF THIS TERM SHEET FOR ANY LOSS OF PROFIT OR REVENUE, OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, EVEN IF THE PARTY IS AWARE OR SHOULD HAVE KNOWN THAT SUCH DAMAGES WERE POSSIBLE.

12.	General Provisions:

a. All notices under this Term Sheet must be in writing (including by email) and will be deemed effective when delivered.

b. This Term Sheet is governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law rules thereof and any disputes arising out this Term Sheet shall be exclusively referred to the State of New York.

c. This Term Sheet constitutes the Parties’ entire Term Sheet relating to its subject and supersedes any prior or contemporaneous Term Sheets on that subject, including any exhibits for use of any Services executed prior to the Effective Date of the Term Sheet (collectively, the “Superseded Term Sheets”; provided that any non-disclosure Term Sheet entered into between the Parties will survive execution of this Term Sheet. With respect to deals that were live prior to August 31, 2021, the rates provided in the applicable Superseded Term Sheet(s) will be applied through December 31, 2021; and with respect to any deals effective following September 1, 2021 the rate per this Term Sheet will apply. For the avoidance of doubt, this Term Sheet supersedes each of those certain Superseded Terms Sheets that follow (each of which being of no further force nor effect other than provided for in this Section 10.c.):

1) Managed Services Agreement, effective June 9, 2021, by and between the Parties with respect to                 Campaigns;

NYIAX, Inc. Confidential

2) Managed Services Agreement, effective May 11, 2021, by and between the Parties with respect to                 Campaigns;

3) Managed Services Agreement, effective June 9, 2021, by and between the Parties with respect to                 Campaigns;

4) Managed Services Agreement, effective April 29, 2021, by and between the Parties with respect to                 Campaigns; and

5) Managed Services Agreement, effective June 9, 2021, by and between the Parties with respect to                 Campaigns.

d. If any provision of the Term Sheet is found unenforceable, it and any related provisions will be interpreted to best accomplish the unenforceable provision’s essential purpose.

e. The Parties are independent contractors, and this Term Sheet does not create an agency, partnership, or joint venture.

f. Notwithstanding anything to the contrary in this Term Sheet, NYIAX does not guarantee any Service will be operable at all times or during any down time caused by outages to any public Internet backbones, networks, or servers, any failures of equipment, systems, or local access services, or for previously scheduled maintenance.

g. The Parties may execute this Term Sheet in counterparts, including PDF, and other electronic copies, which taken together will constitute one instrument, and nothing in this Term Sheet, nor any modification, or supplement, will be legally binding upon the Parties until executed by each Party in accordance with the terms hereof.

NYIAX, Inc. Confidential

If the terms of this Term Sheet are the understanding of both Parties this Term Sheet, then please sign below. By signing this Term Sheet below signifies the willingness of the Parties to proceed and to be bound by the terms of this Term Sheet.

NYIAX		Company

By:	/s/ Jesse Brooks	By:	/s/ Steve Pantelick
Print Name: Jesse Brooks		Print Name: Steve Pantelick
Title:	VP of Partnerships	Title:	CFO

Date:	September 29, 2021	Date:	September 29, 2021

NYIAX, Inc. Confidential